ISSUER FREE WRITING PROSPECTUS

Filed Pursuant to Rule 433

Registration No. 333-184605

November 18, 2014

Pricing Term Sheet

4.875% Senior Notes due 2024

Issuers:	MarkWest Energy Partners, L.P. MarkWest Energy Finance Corporation
Guarantees:	Unconditionally guaranteed by certain subsidiaries of MarkWest Energy Partners, L.P.
Security Type:	Senior Unsecured Notes
Form:	SEC Registered
Pricing Date:	November 18, 2014
Settlement Date:	November 21, 2014
Maturity Date:	December 1, 2024
Principal Amount:	$500,000,000
Yield to Maturity:	4.875%
Coupon:	4.875%
Public Offering Price:	100.000%, plus accrued interest, if any, from November 21, 2014
Gross Proceeds:	$500,000,000
Redemption Provisions:

At any time prior to September 1, 2024, the Issuers may redeem, at their option, all or part of the notes at any time at a redemption price equal to the greater of (i) 100% of the principal amount of the notes or (ii) the sum of the present values of the remaining scheduled payments of principal and interest from the redemption date to December 1, 2024 (exclusive of accrued interest) at a discount rate of Treasury plus 50 basis points, plus, in each case, any accrued but unpaid interest to the date of redemption.

On or after September 1, 2024 the Issuers may redeem, at their option, all or part of the notes at any time, at a price of 100% of the principal amount of the notes, plus any accrued but unpaid interest to the date of redemption.

Interest Payment Dates:	June 1 and December 1, commencing June 1, 2015
Interest Payment Record Dates:	May 15 and November 15
Change of Control:	Put at 101% of principal plus accrued interest
Denominations:	$2,000 and integral multiples of $1,000
CUSIP / ISIN:	CUSIP: 570506AS4 ISIN: US570506AS41
Joint Book-Running Managers:

Wells Fargo Securities, LLC

Barclays Capital Inc.

Merrill Lynch, Pierce, Fenner & Smith

Incorporated

Goldman, Sachs & Co.

Morgan Stanley & Co. LLC

RBC Capital Markets, LLC

SunTrust Robinson Humphrey, Inc.

U.S. Bancorp Investments, Inc.

Co-Managers	BBVA Securities Inc. Capital One Securities, Inc.

Citigroup Global Markets Inc. Comerica Securities, Inc. J.P. Morgan Securities LLC Natixis Securities Americas LLC PNC Capital Markets LLC SMBC Nikko Securities America, Inc. UBS Securities LLC

Additional Information:

The issuers have filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuers have filed with the SEC for more complete information about the issuers and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at http://www.sec.gov. Alternatively, the issuers, any Underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Wells Fargo Shareowner Services toll-free at 1-800-468-9716.